CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Sideware Systems Inc.

We consent to the use of our report dated January 26, 2001, except for notes 10(b) and 14(a) which are as of February 22, 2001 and notes 1 and 14(b) which are as of September 14, 2001, with respect to the consolidated balance sheets of Sideware Systems Inc. as of December 31, 2000 and 1999, and the related consolidated statement of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two year period ended December 2000, the eight month period ended December 31, 1998, and the year ended April 30, 1998, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

We also consent to the use of our reports both dated October 12, 2001 with respect to the consolidated balance sheets of Chalk.com Networks (Holding) Corp. as at August 31, 2001 and December 31, 2000 and 1999, and the consolidated statements of operations and deficit and cash flows for the eight month period ended August 31, 2001, the year ended December 31, 2000 and the eleven month period ended December 31, 1999, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



(signed) "KPMG LLP"

Chartered Accountants

Vancouver, Canada
January 10, 2002